Exhibit 4.1(p)

                                PLEDGE AGREEMENT

            This PLEDGE AGREEMENT (this "Agreement") is dated as of March 11, 2003 and is between Playboy TV International, LLC, a Delaware limited liability company ("Company"), and Bank One, N.A., as Trustee ("Trustee") under the Indenture (as defined below).

                               W I T N E S S E T H

            WHEREAS, Company and Trustee have entered into an Indenture of even date herewith (as the same may be amended, modified or supplemented from time to time, the "Indenture") among PEI Holdings, Inc. ("PEI"), Company, various other affiliates of PEI, and Trustee, governing the terms of certain Senior Secured Notes ("Notes") issued by PEI;

            WHEREAS, it is required under the Indenture that Company shall have granted the pledge and security interests contemplated by this Agreement, and Company desires to grant such pledge and security interests in order to facilitate the issuance of the Notes;

            NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Company hereby agrees with Trustee, for the benefit of Trustee and Holders as follows:

            1. Reference to Indenture. Terms defined in the Indenture and not otherwise defined herein shall have the respective meanings provided for in the Indenture. In addition, "Permitted Liens" means those Liens permitted by Section
4.08 of the Indenture.

            2. Pledge. To secure the payment and performance of the "Secured Obligations" (as defined in Section 3 below), Company hereby pledges and hypothecates to Trustee, for the benefit of Trustee and Holders, and grants to Trustee, for the benefit of Trustee and Holders, a security interest in, the following (the "Pledged Collateral"):

            (a) all of Company's right, title and interest, as the sole member in the limited liability companies (the "LLCs") identified on Schedule I hereto, in the membership interests or units in the LLCs (the "Pledged Membership Interests") and the certificates, if any, representing the Pledged Membership Interests, including without limitation, all of Company's right to receive distributions at any time or from time to time of cash and other property, real, personal or mixed, from the LLCs upon complete or partial liquidation thereof or otherwise;

            (b) all additional membership interests and other equity securities of the LLCs at any time acquired by Company in any manner, and the certificates, if any, representing such additional membership interests and other equity securities (and any such additional membership interests and other equity securities shall constitute part of the Pledged Membership Interests under this Agreement), and all membership interest distributions, cash distributions, cash, instruments and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such membership interests; and

            (c) all proceeds of any of the foregoing.

            3. Secured Obligations. This Agreement secures the payment and performance of Company's obligations under the Indenture and each Security Document including, without limitation, this Agreement (all such debts, obligations and liabilities of Company being collectively called the "Secured Obligations").

            4. Delivery of Pledged Collateral. All certificates, if any, representing or evidencing the Pledged Collateral shall, to the extent not delivered to and held by Bank of America, N.A., as Agent ("Administrative Agent") under the Credit Agreement in accordance with the Collateral Documents (as defined in the Credit Agreement) ("BA Security Documents"), be delivered to and held by or on behalf of Trustee, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed undated instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Trustee. Trustee shall have the right, at any time in its discretion and without notice to Company if an Event of Default has occurred and is continuing to transfer to or to register in the name of Trustee or any of its nominees any or all of the Pledged Collateral. In addition, in connection with the exercise of the remedies pursuant to Section 12 below following the occurrence and during the continuance of an Event of Default, Trustee shall have the right to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

            5. Representations and Warranties. Company represents and warrants as follows:

            (a) Schedule I hereto completely and accurately sets forth the number of the issued and outstanding membership interests of the LLCs held by Company as of the date hereof. The Pledged Membership Interests held by Company constitute the percentage of the issued and outstanding membership interests of the LLCs set forth on Schedule I hereto as of the date hereof.

            (b) Upon the filing of all appropriate financing statements under the Uniform Commercial Code, all steps necessary to create and perfect a valid and perfected second priority security interest in the Pledged Collateral in favor of Trustee, securing the payment of the Secured Obligations, will have been taken.

            (c) No consent of any other Person and no consent, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority (as defined in the Credit Agreement) is required either (i) for the pledge by Company of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Company or (ii) for the exercise by Trustee of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except (i) as has already been obtained or taken, (ii) as may be required in


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

connection with any disposition of the Pledged Collateral by laws affecting the offering and sale of securities generally, (iii) as to which the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect (as defined in the Security Agreement dated as of the date hereof between Company and Trustee) and (iv) as set forth in the Intercreditor Agreement).

            (d) None of the Pledged Membership Interests constitutes margin stock, as defined in Regulation U of the Board of Governors of the Federal Reserve System.

            (e) As of the date hereof, there are no certificates, instruments or other documents evidencing the Pledged Collateral.

            6. Further Assurances.

            (a) Company will, from time to time, at Company's expense, and upon Trustee's reasonable request, promptly execute and deliver all further instruments and documents and take all further action that may be reasonably necessary, in order to perfect and protect any security interest granted or purported to be granted hereby, to enable Trustee to exercise and enforce the rights and remedies of Trustee hereunder with respect to any Pledged Collateral or to carry out the provisions and purposes hereof. Without limiting the generality of the foregoing, Company will: (i) upon Trustee's reasonable request, appear in and defend any action or proceeding that may affect Company's title to or Trustee's security interest in the Pledged Collateral; and (ii) promptly after the purchase or other acquisition thereof, deliver to Trustee, to the extent not delivered to and held by the Administrative Agent pursuant to the BA Security Documents, all Pledged Membership Interests hereunder.

            (b) Company will, promptly upon request, provide to Trustee all information and evidence it may reasonably request concerning the Pledged Collateral to enable Trustee to enforce the provisions of this Agreement.

            (c) Company will, promptly upon the purchase or acquisition of any additional membership interests of the LLCs, deliver to Trustee, to the extent not delivered to and held by the Administrative Agent pursuant to the BA Security Documents, such Pledged Membership Interests as required by Section 4 above, together with the other documents required under Section 4 above.

            7. Voting Rights; Distributions; Etc.

            (a) So long as no Event of Default shall have occurred and is continuing and Trustee shall not have delivered to Company notice of its election to exercise the rights set forth in subsection (b) below:

            (i) Company shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof; provided, however, that Company shall not exercise or shall refrain from exercising any such right if, in Trustee's reasonable judgment, such action or


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

      inaction would have a material adverse effect on the value of the Pledged Collateral taken as a whole or any material part thereof.

            (ii) To the extent permitted under the Indenture, Company shall be entitled to receive (A) any cash distributions and other cash distributions paid or payable with respect to any of the Pledged Collateral, and (B) any and all instruments, chattel paper and other rights, property or proceeds and products (other than cash or checks) received, receivable or otherwise distributed in respect of any Pledged Collateral.

            (b) If an Event of Default has occurred and is continuing:

            (i) All rights of Company to exercise the voting and other consensual rights which Company would otherwise be entitled to exercise pursuant to subsection 7(a)(i), shall cease to be effective upon notice by Trustee to Company of Trustee's intent to exercise its rights hereunder, and upon delivery of such notice become vested in Trustee who shall thereupon have the sole right to exercise such voting and other consensual rights, subject to the rights of the Administrative Agent under the BA Security Documents and the Intercreditor Agreement. In order to effect the foregoing, Company hereby grants Trustee an irrevocable proxy to vote the Pledged Collateral and Company agrees to execute such other proxies as Trustee shall reasonably require.

            (ii) All rights of Company to receive and retain any cash distributions and other distributions shall cease upon notice by Trustee to Company and any such cash distributions or other distributions paid or payable with respect to any of the Pledged Collateral, subject to the rights of the Administrative Agent under the BA Security Documents and the Intercreditor Agreement, shall be paid to Trustee and held by Trustee to secure the Secured Obligations until the earlier of (a) such time as such Event of Default is cured or waived and (b) such time as the Trustee elects to apply such cash distributions and other distributions to the Secured Obligations (any such application to be in such order and manner set forth in Section 6.10 of the Indenture). All cash distributions and distributions which are received by Company contrary to the provisions of this subsection 7(b) shall be received in trust for the benefit of Trustee, shall be segregated from other funds of Company and shall be forthwith paid over to Trustee as Pledged Collateral in the same form as so received (with any necessary endorsement) to the extent not paid to the Administrative Agent pursuant to the BA Security Documents and the Intercreditor Agreement.

            8. Transfers and Other Liens; Additional Membership Interests.

            (a) Except as permitted under the Indenture and the Security Documents, Company agrees that Company will not (i) encumber, sell, assign (by operation of law or


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

otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or (ii) enter into any other contractual obligations (including without limitation any voting or member agreement) which could reasonably be expected to restrict or inhibit Trustee's rights or ability to vote or sell or otherwise dispose of the Pledged Collateral or any part thereof after the occurrence of an Event of Default.

            (b) Company agrees that it will not cause the LLCs to issue any membership interests or other securities (including any warrants, options, subscriptions or other contractual obligations for the purchase of membership interests or securities convertible into membership interests) in addition to or in substitution for the Pledged Membership Interests.

            9. Attorney-in-Fact. Company hereby irrevocably appoints Trustee as Company's attorney-in-fact effective during the continuance of an Event of Default, with full authority in the place and stead of Company and in the name of Company, Trustee or Holders or otherwise, from time to time in Trustee's discretion to take any action (including completion and presentation of any proxy) and to execute any instrument that Trustee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation (but subject to the other provisions hereof), to (i) receive, endorse and collect all instruments made payable to Company representing any distribution in respect of the Pledged Collateral or any part thereof; (ii) exercise the voting and other consensual rights pertaining to the Pledged Collateral; and (iii) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though Trustee was the absolute owner thereof for all purposes, and to do, at Trustee's option and Company's expense, at any time or from time to time, all acts and things that Trustee deems necessary to protect, preserve or realize upon the Pledged Collateral. Company hereby ratifies and approves all acts of Trustee made or taken pursuant to this Section 9. Except as specifically set forth in Section 11 hereof, neither Trustee nor any Person designated by Trustee shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power of attorney, being coupled with an interest, shall be irrevocable until all Secured Obligations shall have been paid in full.

            10. Trustee May Perform. If Company fails to perform any agreement contained herein, Trustee may itself perform, or cause performance of, such agreement, and the expenses of Trustee incurred in connection therewith shall be payable by Company under Section 15 hereof, and be a part of the Secured Obligations.

            11. Limitation on Duty of Trustee with Respect to the Pledged Collateral. The powers conferred on Trustee hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty on it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession and the accounting for monies actually received by it hereunder, Trustee shall have no duty with respect to any Pledged Collateral in its possession (or in the possession of any agent or bailee). Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if it takes such action for that purpose as Company reasonably requests in


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

writing, but failure of Trustee to comply with any such request at any time shall not of itself be deemed a failure to exercise reasonable care. It is expressly agreed that Trustee shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not Trustee has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral, but Trustee may do so and, subject to Section 15, all expenses incurred in connection therewith shall be payable by and for the sole account of Company.

            12. Remedies upon Event of Default. If any Event of Default shall have occurred and is continuing:

            (a) Trustee may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code (the "UCC") in effect in the State of Illinois at that time, whether or not the UCC applies to the affected Pledged Collateral, and Trustee may also, without notice except as specified below, cause the Pledged Collateral or any part thereof to be sold in one or more parcels at public or private sale, at any exchange, broker's board or at any of Trustee's offices or elsewhere, for cash, on credit, or for future delivery, at such price or prices and upon such other terms as Trustee deems commercially reasonable. Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' prior written notice to Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Pledged Collateral, if permitted by law, Trustee may bid (which bid may be, in whole or in part, in the form of discharge of the Secured Obligations) for the purchase of the Pledged Collateral or any portion thereof. Trustee shall not be obligated to cause to make any sale of Pledged Collateral regardless of notice of sale having been given. Trustee may cause to adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

            (b) Company recognizes that Trustee may be unable to effect a public sale of all or part of the Pledged Collateral and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Company acknowledges that any such private sales may be at prices and on terms less favorable to the seller than if sold at public sales and agrees that such private sales shall be deemed to have been made in a commercially reasonable manner. To the extent permitted by law, Company hereby specifically waives all rights of redemption, stay or appraisal which Company has or may have under any law now existing or hereafter enacted.

            13. Remedies Cumulative. No failure on the part of Trustee to exercise, and no delay in exercising and no course of dealing with respect to, any power, privilege or right under the Indenture or this Agreement or other Security Documents shall operate as a


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

waiver thereof; nor shall any single or partial exercise by Trustee of any power, privilege or right under the Indenture or this Agreement or any of the other Security Documents preclude any other or further exercise thereof or the exercise of any other such power, privilege or right. The powers, privileges and rights in this Agreement and the Indenture and other Security Documents are cumulative and are not exclusive of any other remedies provided by law.

            14. Application of Proceeds. If an Event of Default has occurred and is continuing, the proceeds of any sale of, or other realization upon, all or any part of the Pledged Collateral shall be applied as provided in Section 6.10 of the Indenture.

            15. Expenses. Company shall promptly pay to Trustee all reasonable costs and expenses of Trustee (including reasonable Attorney Costs) in connection with protecting or perfecting Trustee's security interest in the Pledged Collateral or in connection with any matters contemplated by or arising out of this Agreement (including without limitation the enforcement of this Agreement), the Indenture or any of the other Security Documents.

            16. Termination of Security Interests; Release of Collateral. Upon payment and performance in full of all Secured Obligations, the security interests granted herein shall automatically terminate and all rights to the Pledged Collateral shall revert to Company. Upon such termination of the security interests or release of any Pledged Collateral, Trustee will, at the expense of Company, return to Company all Pledged Collateral then in Trustee's possession and execute and deliver to Company such documents as Company shall reasonably request to evidence the termination of the security interests or the release of such Pledged Collateral which has not yet theretofore been sold or otherwise applied or released. Such release shall be without recourse or warranty to Trustee.

            17. Amendments, Waivers and Consents. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Trustee and Company.

            18. Notices. All notices, requests and other communications hereunder shall be given to Company at the facsimile number and address set forth on the signature page hereof and to Trustee in accordance with Section
12.03 of the Indenture.

            19. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Trustee and each Holder.

            20. Waiver. In addition to any other waivers herein, Company waives to the greatest extent it may lawfully do so, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets, redemption or similar law, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect


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

the performance by Company of its obligations under, or the enforcement by Trustee of, this Agreement. Company hereby waives diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Secured Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of the Secured Obligations, notice of adverse change in Company's or any other Person's financial condition or any other fact which might materially increase the risk to Company) with respect to any of the Secured Obligations or all other demands whatsoever. Company hereby waives, to the extent it may lawfully do so, any requirement on the part of any Holder to mitigate the damages resulting from any default under any Note.

            21. Applicable Law.

            (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, THAT COMPANY AND TRUSTEE SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

            (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR INDENTURE OR ANY OTHER SECURITY DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY, ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, COMPANY AND Trustee CONSENT, FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. COMPANY AND Trustee IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THE INDENTURE OR ANY SECURITY DOCUMENT OR OTHER DOCUMENT RELATED THERETO. COMPANY AND Trustee WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

            22. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THE INDENTURE OR ANY SECURITY DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE INDENTURE OR ANY SECURITY DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM,


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

DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            23. Failure or Indulgence Not Waiver; Remedies Cumulative; Severability.

            (a) No failure or delay on the part of Trustee or any Holder in the exercise of, and no course of dealing with respect to, any power, right or privilege under the Indenture or this Agreement or any other Security Document shall impair such power, right or privilege or be construed to be a waiver of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or any other right, power or privilege. All rights and remedies existing under the Indenture, this Agreement, the other Security Documents or by law afforded are cumulative to, and not exclusive of, any rights or remedies otherwise available and shall be available to Trustee until the Secured Obligations have been indefeasibly paid in full.

            (b) The invalidity, illegality or unenforceability of any provision in or obligation under this Agreement shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement.

            24. Survival of Representations. All representations and warranties of Company contained in this Agreement shall survive the execution and delivery of this Agreement.

            25. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.


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

            Witness the due execution hereof by the duly authorized officer of the undersigned as of the day first above written.


                                   PLAYBOY TV INTERNATIONAL, LLC

                                         By:  Playboy Entertainment Group, Inc.,
                                                 its Sole  Member


                                         By  /s/ Robert Campbell
                                             -----------------------------------
                                         Its Treasurer

                                         Address for notices:

                                         Playboy TV International, LLC
                                           c/o PEI Holdings, Inc.
                                           680 North Lake Shore Drive
                                           15th Floor
                                           Chicago, IL 60611
                                           Tel: 312-649-1395
                                           Fax: 312-373-2180
                                           Attn: Senior Vice President -
                                                 Treasurer and Strategic
                                                 Planning

                                   BANK ONE, N.A.
                                             as Trustee


                                             By  /s/ George N. Reaves
                                             -----------------------------------
                                             Its  Vice President

                                                     Address for notices:

                                                      1 Bank One Plaza
                                                      Mail Code IL1-0430
                                                      Chicago, IL  60670-0430
                                                      Fax: 312-336-8840


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                                   SCHEDULE I
                               TO PLEDGE AGREEMENT

--------------------------------------------------------------------------------
                                      Ownership Percentage of     Percentage of
           Interest                           Interest          Interest Pledged
--------------------------------------------------------------------------------
Claridge Organization LLC                       100%                  100%
--------------------------------------------------------------------------------
Chelsea Court Holdings LLC                      100%                  100%
--------------------------------------------------------------------------------
Candlelight Management LLC                      100%                  100%
--------------------------------------------------------------------------------